EXHIBIT 99.1

ABERDEEN GROWS U.S. BUSINESS, COMPLETES ACQUISITION OF
ARTIO GLOBAL INVESTORS INC.

PHILADELPHIA, May 21, 2013 - Aberdeen Asset Management PLC and its affiliates (“Aberdeen” or  the “Group”) are pleased to announce that they have completed the acquisition of Artio Global Investors Inc. (“Artio”), a U.S. publicly-listed asset manager, effective as of  the close of business on May 21, 2013.

Aberdeen has paid consideration of $179.7 million, based on a price of $2.75 per share. This represents a premium of $46.3 million over Artio’s unaudited net asset value as of March 31, 2013.  Artio has no borrowings and its net assets as of March 31, 2013 included $112.4 million of cash and seed investments. As of May 17, 2013, Artio managed assets of  approximately $10.6 billion.

This acquisition will expand Aberdeen’s U.S. business, deepen its distribution network in the region and add to its existing fixed income capabilities. The transaction is consistent with Aberdeen’s stated strategy to identify suitable, quality businesses to complement the Group’s organic growth.

Artio managed a $9.2 billion fixed income business, including Total Return Bond and Global High Yield strategies, and a $1.4 billion international and global equities business which will be transitioned to Aberdeen’s global equity investment process. Artio’s Global High Yield and High Grade teams, including portfolio managers Greg Hopper and Don Quigley, will continue to manage the fixed income funds at Aberdeen. The international and global equity portfolios will be managed by Aberdeen’s Global Equity team.

Aberdeen Asset Management Inc. will serve as the investment adviser to the former Artio Global Funds with Aberdeen Asset Managers Limited serving as sub-adviser to the international and global equity funds.  The former Artio Global Funds will be rebranded “Aberdeen” as follows:

Former Fund Name	Aberdeen Fund Name
Artio Global High Income Fund	Aberdeen Global High Income Fund
Artio Total Return Bond Fund	Aberdeen Total Return Bond Fund
Artio International Equity Fund	Aberdeen Select International Equity Fund

Artio International Equity Fund II	Aberdeen Select International Equity Fund II
Artio Select Opportunities Fund Inc.	Aberdeen Global Select Opportunities Fund Inc.

The acquisition provides key benefits to Aberdeen:

•	adds significant scale to the Group’s existing U.S. fixed income business and complements organic efforts to expand distribution in the U.S., a priority growth market for Aberdeen;

•	adds established global high yield and U.S. total return offerings to Aberdeen which will complement Aberdeen’s existing fixed income expertise;

•
provides access to Artio’s distribution channels with a deeper penetration of the U.S. intermediary market, particularly the broker dealer and registered investment adviser (“RIA”) segments which may benefit Aberdeen’s existing product range and

•	the transaction is expected to enhance earnings from the outset.

Commenting on the Artio Acquisition, Martin Gilbert, Chief Executive of Aberdeen Asset Management, said:
 “This acquisition is in line with Aberdeen’s strategy of undertaking infill acquisitions that will assist with growing our business organically. We believe this  will benefit our North American business, a region we view as a key growth market for Aberdeen. We warmly welcome the high grade and high yield fixed income teams from Artio as they continue to manage the Aberdeen Total Return Bond Fund and Aberdeen Global High Income Fund and we particularly look forward to bringing our knowledge and experience of investing to the international and global equity fund shareholders, strategies in which Aberdeen has been investing in since our inception in 1983 and remain two of our most established asset classes.”

For further information, please contact:

Katie Cowley (U.S.)	katie.cowley@aberdeen-asset.com
Aberdeen Asset Management	215-405-2423

James Thorneley (UK)	james.thorneley@aberdeen-asset.com
Aberdeen Asset Management	020 7463 6323

Aberdeen – simply asset management

Aberdeen is an independent asset management group. Formed out of a management buy-out in Aberdeen, Scotland, in 1983, we are now a FTSE 100 company, with market capitalization of $8.5 billion and which operates on-the-ground in over 23 countries across Europe, Asia and the Americas.

We are defined by our pure focus on asset management, including equities, fixed income, property and multi-asset portfolios. All our investment solutions are driven by our commitment to straightforward, transparent investment approaches that stress intensive, first-hand research and a long-term view.

As of March 31, 2013, we managed assets of $322 billion on behalf of institutional and private investors. www.aberdeen-asset.us

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